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                                    GE FUNDS

                              AMENDED AND RESTATED
                   SHAREHOLDER SERVICING AND DISTRIBUTION PLAN


                  This Amended and Restated Shareholder Servicing and Distribution Plan ("Plan") is adopted by GE Funds, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), with respect to each of GE U.S. Equity Fund, GE Premier Growth Equity Fund, GE Value Equity Fund, GE Mid-Cap Growth Fund, GE Mid-Cap Value Equity Fund, GE Small-Cap Value Equity Fund, GE Tax-Exempt Fund, GE Fixed Income Fund, GE High Yield Fund, GE Government Securities Fund, GE Global Equity Fund, GE International Equity Fund, GE Europe Equity Fund, GE Emerging Markets Fund and GE Strategic Investment Fund and any other investment fund offered by the Trust in the future that adopts this Plan (individually a "Covered Fund" and collectively the "Covered Funds"), pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"). Under a multiple distribution system adopted by the Trust, each of the Covered Funds has four classes (each a "Class" and together the "Classes") of shares of beneficial interest ("Shares"), designated as Class A, Class B, Class C and Class Y Shares. This Plan is intended to describe the shareholder servicing and distribution services to be provided by GE Investment Distributors, Inc. ("GEID"), a corporation organized under the laws of the State of Delaware, and/or the distributor of the Covered Funds' Shares (the "Distributor") in connection with the multiple distribution system. Those services will be provided as set out below, subject to the following terms and conditions:


                  SECTION 1.        AMOUNT OF PAYMENTS.


                  (a) Class A Shares. The Trust will pay GEID with respect to each Covered Fund, for shareholder services and distribution related services provided with respect to the Class A Shares of the Covered Fund, an annual fee of .25% of the value of the average daily net assets of the Covered Fund attributable to the Class A Shares (a "Service and Distribution Fee").



                  (b) Class B Shares. (i) The Trust will pay GEID, with respect to each Covered Fund, for shareholder services provided with respect to the Class B Shares of the Covered Fund, an annual fee of .25% of the value of the average daily net assets of the Covered Fund attributable to the Class B Shares (a "Service Fee").



                  (ii) The Trust will pay GEID, in addition to the Class B Service Fee, a fee in connection with distribution related services provided with respect to the Class B Shares of



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a Covered Fund (a "Distribution Fee") at the annual rate of .60% of the value of the average daily net assets of the Covered Fund attributable to the Class B Shares.



                  (c) Class C Shares. (i) The Trust will pay GEID, with respect to each Covered Fund, for shareholder services provided with respect to the Class C Shares of the Covered Fund, an annual fee of .25% of the value of the average daily net assets of the Covered Fund attributable to the Class C Shares (a "Service Fee").



                  (ii) The Trust will pay GEID, in addition to the Class C Service Fee, a fee in connection with distribution related services provided with respect to the Class C Shares of a Covered Fund (a "Distribution Fee") at the annual rate of .60% of the value of the average daily net assets of the Covered Fund attributable to the Class C Shares.



                  (d) The fees to be paid with respect to the Covered Funds under this Plan will be calculated daily and paid monthly by the Trust with respect to the foregoing Classes of the Covered Funds' Shares at the annual rates indicated above.



                  SECTION 2.        SERVICES PROVIDED UNDER THE PLAN.



                  (a) The fees payable with respect to each Class of a Covered Fund for shareholder services are intended to compensate GEID, or enable GEID to compensate other persons ("Service Providers"), for providing ongoing servicing and/or maintenance of the accounts of shareholders of the Covered Fund (which is interpreted to include shareholders of another registered investment company which primarily invests in the Covered Fund) ("Shareholder Services") and the fees for distribution related services are intended to compensate GEID, or enable GEID to compensate Service Providers, including any Distributor of Shares of the Covered Fund, for providing services that are primarily intended to result in, or that are primarily attributable to, the sale of Shares of the Covered Fund ("Selling Services"). "Shareholder Services" as used in this Plan mean all forms of shareholder liaison services, including, among other things, one or more of the following: providing shareholders of a Covered Fund with (i) information on their investments; (ii) general information regarding investing in mutual funds; (iii) periodic newsletters containing materials



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relating to the Covered Fund or to investments in general in mutual funds; (iv)
periodic financial seminars designed to assist in the education of shareholders with respect to mutual funds generally and the Covered Fund specifically; (v) access to a telephone inquiry center relating to the Covered Fund; and (vi) other similar services not otherwise required to be provided by the Trust's custodian or transfer agent. "Selling Services" as used in this Plan include, but are not limited to: the printing and distribution to prospective investors in the Covered Fund of prospectuses and statements of additional information that are used in connection with sales of Class A Shares, Class B Shares and Class C Shares of the Covered Fund; the preparation, including printing, and distribution of sales literature and media advertisements relating to the Class A Shares, Class B Shares or Class C Shares of the Covered Fund; and distributing shares of the Class A Shares, Class B Shares and Class C Shares of the Covered Fund. In providing compensation for Selling Services in accordance with this Plan, GEID is expressly authorized (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to the distribution of the Class A, Class B and Class C Shares of a Covered Fund; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of the Class A Shares, Class B Shares and Class C Shares of the Covered Fund; and (iii) to make, or cause to be made, payments to broker-dealers who have sold Class A Shares, Class B Shares and Class C Shares of the Covered Fund. Fees paid by Class A Shares may be used to pay for either shareholder services or distribution related services.



                  (b) Payments under this Plan are not tied exclusively to the expenses for shareholder servicing and distribution expenses actually incurred by GEID or any Service Provider, and the payments may exceed expenses actually incurred by GEID and/or a Service Provider.


                  SECTION 3.        APPROVAL OF PLAN.


                  (a) Shareholder Approval. Neither the Plan nor any related agreements will take effect, and no fee will be payable in accordance with
Section 1 of the Plan, with respect to any Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities represented by the Class. The Plan will be deemed to have been approved with respect to each Class so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (i) the Plan has not been approved by a majority of the outstanding voting securities represented by any other Class or (ii) the Plan has not been approved by a majority of the outstanding voting securities of the Covered Fund.



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                  (b) Trustee Approval. Neither this Plan nor any related
agreements will take effect with respect to any Class of a Covered Fund until approved by (i) a majority vote of the full Board of Trustees of the Trust and
(ii) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

                  SECTION 4.        CONTINUANCE OF PLAN.


                  This Plan will continue in effect with respect to each Class of a Covered Fund from year to year so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in Section 3(b) above. The Trust's Board of Trustees will evaluate the appropriateness of this Plan with respect to each Class and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Shareholder Services and Selling Services provided by GEID and/or Service Providers and amounts GEID and/or Service Providers receive under this Plan.


                  SECTION 5.        TERMINATION.

                  This Plan may be terminated with respect to any Class of a Covered Fund at any time, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Class. This Plan may remain in effect with respect to a particular Class of the Covered Fund even if the Plan has been terminated in accordance with this Section 5 with respect to any other Class of the Covered Fund.

                  SECTION 6.        AMENDMENTS.

                  This Plan may not be amended with respect to any Class to increase materially the amount of the fees described in Section 1 above without approval of the shareholders of the Class as contemplated in Section 3(a) above. In addition, all material amendments to this Plan must be approved in the manner described in Section 3(b) above.

                  SECTION 7.        SELECTION OF CERTAIN TRUSTEES.

                  While this Plan is in effect with respect to any Class of a Covered Fund, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.



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                  SECTION 8.        WRITTEN REPORTS.

                  In each year during which this Plan remains in effect with respect to a Covered Fund, any person authorized to direct the disposition of monies paid or payable by the Trust with respect to the Covered Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

                  SECTION 9.        PRESERVATION OF MATERIALS.

                  The Trust will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report.

                  SECTION 10.       MEANING OF CERTAIN TERMS.

                  As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

                  SECTION 11.       FILING OF DECLARATION OF TRUST.

                  The Trust represents that a copy of its Declaration of Trust, dated as of August 10, 1992, as amended from time to time (the "Declaration Trust"), is on file with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk.

                  SECTION 12.       LIMITATION OF LIABILITY.

                  The obligations of the Trust under this Plan will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Plan have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No Covered Fund will be liable for any claims against any other Covered Fund.



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                  SECTION 13.       DATE OF EFFECTIVENESS.


                  This Plan has been executed by the Trust with respect to the Covered Funds as of the close of business on the 17th day of September, 1999 and will become effective with respect to a particular Class of a Covered Fund as of the date on which interests in that Class are first offered to or held by the public.


                                    GE FUNDS


                                    By: /s/ Michael J. Cosgrove
                                        ----------------------------
                                          Name:  Michael J. Cosgrove
                                          Title: President




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